Exhibit 10.17

December 4, 2013

Devang Shah

Re:         Amended and Restated Offer of Employment by Zynga Inc.

Dear Devang:

I am very pleased to confirm the terms of your continuing employment with Zynga Inc., a Delaware corporation (the “Company”), in the position of Vice President, General Counsel and Secretary. You will initially report to the Company’s Chief Executive Officer, Don Mattrick. This letter (the “Updated Letter”) amends and updates our original offer letter, dated July 1, 2010 (the “Prior Letter”), in its entirety.

1. Salary. Your new salary will be $325,000 per year (as adjusted from time to time, your “Salary”), less all applicable deductions required by law, which shall be payable at the times and in the installments consistent with the Company’s then current payroll practice. Your Salary will be subject to periodic review and adjustment in accordance with the Company’s then- current policies.

2. Signing Bonus. Provided that you accept this Updated Letter, the Company will pay you a one-time signing bonus in the amount of $75,000, less deductions required by law (the “Signing Bonus”). This Signing Bonus will be paid on or before the second regularly scheduled payroll date in December 2013, but in all cases not later than March 15, 2014. Should the Company terminate your employment for Cause, as defined in the Zynga Inc. Change in Control Severance Benefit Plan (the “CIC Plan”), or should you choose to leave the Company for any reason, in either case prior to the one-year anniversary of your acceptance of this Updated Letter, you will be required to repay the Company a pro-rated share of the Signing Bonus not earned based on time served. Should the Company terminate your employment without Cause (as defined in the CIC Plan), or if your employment terminates as a result of your death or disability, and provided you sign and allow to become effective a release of claims, no repayment of the Signing Bonus shall be required.

3. Incentive Compensation. Beginning in FY 2014, and conditioned on your continued employment with the Company, you will be eligible to earn incentive compensation under the Company’s then-applicable performance bonus program for similarly situated executive officers. In FY 2014, your participation in any such incentive plan (as approved by the Board of Directors (the “Board”)) shall be at a level such that if you meet the applicable performance objectives, you will be eligible for incentive compensation of 40 percent of your Salary. Notwithstanding this target level, the actual incentive compensation that you earn for performance in FY 2014 or any subsequent fiscal year will be dependent upon the achievement by the Company and by you of the applicable performance objectives (with such performance to be determined by the Board or a committee of the Board, in its sole discretion).

4. Benefits. You will continue to be eligible to participate in the health, life and disability insurance programs and the other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those programs and plans. The Company reserves the right to change the terms of its programs and plans at any time.

5. Confidentiality. As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you signed the Company’s standard Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”, the terms of which are incorporated by reference herein) as a condition of your employment. We wish to impress upon you that we do not want you to, and we have

Employment Offer

directed you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you have agreed and continue to agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of the Prior Letter, this Updated Letter, each agreement setting forth the terms and conditions of the stock awards granted to you, if any, under the Company’s equity plans, and the Confidentiality Agreement, and your commencement of employment with the Company, do not violate any agreement currently in place (either on the date you commenced employment with the Company or now) between yourself and current or past employers.

6. Stock Options. Subject to approval of the Company’s Board of Directors or a committee appointed by the Board, and your continued service with the Company, you will be eligible to receive an additional option to purchase 200,000 shares of Zynga common stock (the “Option”). If approved, the Option will be granted on the 15th day of the month following your acceptance of this Updated Letter, and will have an exercise price equal to the fair market value on the date of grant. The Option will be subject to the terms and conditions of the Company’s applicable equity incentive plan in effect at the time of grant, and an option agreement between you and the Company in the form approved by the Board or a committee appointed by the Board. The Option shall be subject to a four (4) year vesting schedule, commencing on the 15th day of the month following your acceptance of this Updated Letter, whereby, subject to your continued service with the Company, 25% of the shares subject to the Option (rounded down) shall vest on the first anniversary of the vesting commencement date and the balance vesting as to 1/48th of the shares subject to the Option (rounded down, except for the last vesting installment) monthly thereafter, in each case subject to continued service.

7. Zynga Stock Units. Subject to approval of the Board or a committee appointed by the Board, you will be eligible to receive an award of Zynga stock units (“ZSUs”) representing the opportunity to acquire 100,000 shares of the Company’s Class A common stock subject to the terms and conditions of the Company’s applicable equity incentive plan in effect at the time of grant (the “Plan”), and a ZSU agreement between you and the Company in the form approved by the Board or a committee appointed by the Board. The right to vesting and settlement of a ZSU award will be subject to your continued service with the Company, the restrictions set forth in the Plan and the ZSU agreement, and compliance with applicable securities and other laws and satisfaction of the Time Vesting Criteria. For purposes of the foregoing, the “Time Vesting Criteria” means a four (4) year vesting term with the following conditions (x) the vesting commencement date will occur on the 15th day of the month immediately following your acceptance of this Updated Letter and (y) the award vests as to 25% of the ZSUs (rounded down to the nearest whole ZSU) on the first anniversary of the vesting commencement date, with the balance vesting as to 1/16th of the ZSUs (rounded down to the nearest whole ZSU, except for the last vesting installment) every three months thereafter, in each case subject to continued service. Each installment of the ZSUs that vests is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2). Settlement of any vested ZSUs will occur no later than the 15th day of the third calendar month of the year following the year in which the installment of ZSUs is no longer subject to a “substantial risk of forfeiture” (within the meaning of Treasury Regulations Section 1.409A-1(d)) or, if required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by no later than December 31 of the calendar year in which the installment of ZSUs are no longer subject to a substantial risk of forfeiture (subject to any delay in payment required by upon a separation from service).

8. Executive Severance Plan. You will be eligible to participate in the CIC Plan, subject to the terms and conditions thereof.

Employment Offer

9. Conflict of Interest; Further Assurances. You will continue to be responsible to comply with Zynga’s Code of Ethics and Conflict of Interest Policy including updated disclosures of any outside activities, at all times during employment. In addition, you agree to make any and all filings, applications and submissions as may be required by the Company in connection with the Company’s regulatory requirements related to real money gaming approvals and related business lines. Your refusal to make any such filings or to cooperate with such filings shall be deemed a material breach of this letter and Cause under the CIC Plan.

10. At Will Employment. You will continue to be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. In addition, the Company may change your compensation, benefits, duties, assignments, responsibilities, location of your position, and any other terms and conditions of your employment, at any time to adjust to the changing needs of our dynamic company. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) are ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and a duly authorized member of the Board.

11. Background Check. This Updated Letter is contingent upon successful completion of an updated background check.

12. Section 409A. Notwithstanding anything to the contrary in this Updated Letter, it is intended that the benefits and payments provided in this Updated Letter and the Prior Letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), all payments made under this letter will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. It is intended that any payments or benefits provided under this letter that are not exempt from application of Section 409A will be interpreted and administered so as to comply with the requirements of Section 409A to the greatest extent possible, including the requirement that, notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and to the extent payments due to you upon a separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments (or delayed issuance of any shares subject to equity awards that are not themselves exempt from Section 409A) is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A, such payments will not be provided to you (or such shares issued) prior to the earliest of (a) the expiration of the six month period measured from the date of your separation from service with the Company, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation, and on the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided in this letter or in the applicable agreement, without interest.

13. Indemnification; Insurance. We will provide you with a customary indemnification agreement covering you as an executive officer of the Company, in the form previously approved by the Board, and will include you as an executive officer of the Company under the Company’s D&O insurance policy during your service as an executive officer of the Company.

14. Entire Agreement. This Updated Letter including your Confidentiality Agreement, Option and ZSU Agreements, and any other documents referred to herein constitute the entire agreement

Employment Offer

and understanding of the parties with respect to the subject matter of this Updated Letter, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof, including without limitation the Updated Letter. If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law.

15. Acceptance. Please sign the enclosed copy of this Updated Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Updated Letter and the attached documents, if any.

Should you have anything else that you wish to discuss, please do not hesitate to call me.

Very truly yours, ZYNGA INC.

/s/ Meg Makalou
Meg Makalou, Vice President, Human Resources

I have read and understood this Updated Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my continued employment except as specifically set forth herein.

/s/ Devang Shah	Date signed:	12/11/2013
Devang Shah